EXHIBIT 10.2
2025 Newell Brands RSU Award

RESTRICTED STOCK UNIT AWARD AGREEMENT (“AGREEMENT”)

A Restricted Stock Unit (“RSU”) Award (the “Award”) granted by Newell Brands Inc., a Delaware corporation (the “Company”), to the employee (the “Grantee”) named in the notice of the Award provided to the Grantee (the “Award Notice”) relating to the common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Brands Inc. 2022 Incentive Plan, a copy of which is provided to the Grantee and the terms of which are hereby incorporated by reference (the “Plan”). Unless otherwise provided herein, capitalized terms of this Agreement shall have the same meanings ascribed to them in the Plan.

1.Acceptance by Grantee. Any vesting of the Award and the Grantee’s receipt of shares or cash upon any vesting of the Award are conditioned upon the Grantee’s acceptance of the Award, thereby becoming a party to this Agreement, no later than the day immediately preceding the applicable Vesting Date (as defined below). Any portion of the Award not accepted prior to an applicable Vesting Date shall be immediately forfeited as of such Vesting Date. For the avoidance of doubt, if the Grantee forfeits a portion of the Award by not accepting the Award prior to one or more of the Vesting Dates, the Grantee may still accept the Award with respect to the portion of the Award subject to a future Vesting Date. Notwithstanding anything herein to the contrary, in the event the Grantee dies or becomes disabled (as defined in Section 5, below) prior to a Vesting Date, the Grantee shall be deemed to have accepted the Award on the date of death or disability.
2.Grant of RSUs. The Company has granted to the Grantee the Award of RSUs, as set forth in the Award Notice. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive, as determined by the Company, either a payment of a share of Common Stock for each RSU or cash equal to the Fair Market Value of a share of Common Stock for each RSU, in either case as of the date of vesting of the Grantee’s Award, or a combination thereof, as described in Section 7 of this Agreement. A “Time-Based RSU” is an RSU subject only to service-based restrictions on vesting; and a “Performance-Based RSU” is an RSU subject to restrictions on vesting based upon the achievement of specific performance goals.
3.RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee pursuant to the Award that have not yet vested or been forfeited pursuant to the terms of this Agreement.
4.Dividend Equivalents. Upon the record date of any dividend on Common Stock that occurs during the period commencing on the grant date of the Award set forth in the Award Notice (the “Award Date”) and ending on the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described in Section 5, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that record date. Such amounts shall be paid to the Grantee at the time and in the form of payment specified in Section 7. The amount of dividend equivalents payable to the Grantee shall be adjusted to reflect the adjustment made to any related Performance-Based RSUs pursuant to Section 6 (which shall be determined by multiplying such amount by the percentage adjustment made to the related RSUs). Any such dividend equivalents relating to RSUs that are forfeited shall also be forfeited. Any such payments shall be payments of dividend equivalents, and shall not constitute the payments of dividends to the Grantee that would violate the provisions of Section 9 of this Agreement.
5.Vesting.
(a)Except as described in subsections (b), (c), (d) and (e) below, the Grantee shall become vested in the Award as indicated and described in Exhibit A. Each date that the Award or a portion of the Award is scheduled to vest is referred to as a “Vesting Date.”
(b)If, prior to a Vesting Date, the Grantee dies or becomes disabled, the portion of the Award then unvested shall become vested on such date of death or disability (with Performance-Based RSUs vesting at target or such greater level as determined by the Committee in its discretion based on projected performance). For purposes of this Agreement, “disability” means (as determined by the Committee in its sole discretion) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.
(c)If the Grantee’s employment with the Company and all of its affiliates terminates prior to a Vesting Date due to retirement on or after the date on which the Grantee has attained age sixty (60), any unvested Time-Based RSUs and Performance-Based RSUs granted twelve (12) or more months prior to retirement shall remain outstanding until the applicable Vesting Date, at which time Pro-Rated Time-Based RSUs will vest as provided in Exhibit A (as if the Grantee remained employed with the Company or an affiliate until such Vesting Date), and the Performance-Based RSUs (which shall not be prorated) will vest as provided in Exhibit A (as if the Grantee remained employed with the Company or an affiliate until such Vesting Date) based on the performance criteria applicable to such Performance-Based RSUs set forth in Exhibit B to this Agreement. If the Grantee’s employment with the Company and all of its affiliates terminates prior to a Vesting Date due to retirement on or after the date on which the Grantee has attained age fifty-five (55) with ten or more years of credited service but before the date on which the Grantee has attained age sixty (60), any unvested Time-Based RSUs and Performance-Based RSUs granted twelve (12) or more months prior to retirement shall remain outstanding until the applicable Vesting Date, at which time Pro-Rated Time-Based RSUs will vest as provided in Exhibit A (as if the Grantee remained employed with the Company or an affiliate until such Vesting Date), and Pro-Rated Performance-Based RSUs will vest as provided in Exhibit A (as if the Grantee remained employed with the Company or an affiliate until such Vesting Date) based on the performance criteria applicable to such Pro-Rated Performance-Based RSUs set forth in Exhibit B to this Agreement. The portion of the Award that does not vest shall be forfeited to the Company. For the avoidance of doubt, any Award made less than twelve (12) months prior to retirement shall be forfeited and no portion of such Award shall vest.
For purposes of this subsection (c):

(1)“affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.
(2)“retirement” means any voluntary or involuntary termination of Grantee’s employment (or, in the event that Section 5(e) applies, Board service) with the Company and all of its affiliates at any time after the Grantee has either (i) attained the age of sixty (60) or (ii) attained age fifty-five (55) with ten or more years of credited service, in each case other than an involuntary termination for cause or a termination due to Grantee’s death or disability. “credited service” means the Grantee’s period of employment with the Company and all affiliates since the most recent date of hire (including any predecessor company or business acquired by the Company or any affiliate, provided the Grantee was immediately employed by the Company or any affiliate). Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of thirty (30) days.
(3)"credited service” means the Grantee’s period of employment with the Company and all affiliates since the most recent date of hire (including any predecessor company or business acquired by the Company or any affiliate, provided the Grantee was immediately employed by the Company or any affiliate). Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of thirty (30) days.

(4)“cause” means the Grantee’s termination of employment due to unsatisfactory performance or conduct detrimental to the Company or its affiliates, as determined solely by the Company.
(5)“Pro-Rated Time-Based RSUs” means, with respect to the Time-Based RSUs granted to the Grantee, the portion of the Time-Based RSUs determined by dividing the number of days of Grantee’s employment with the Company and all affiliates from the Award Date until the date of termination of Grantee’s employment by the total number of days constituting the vesting period of such award (or the relevant portion thereof) (in each case carried out to three decimal points).
(6)“Pro-Rated Performance-Based RSUs” means, with respect to the Performance-Based RSUs granted to the Grantee, the portion of the Performance-Based RSUs determined by dividing the number of days of Grantee’s employment with the Company and all affiliates from the Award Date until the date of termination of Grantee’s employment by the total number of days constituting the vesting period of such award (or the relevant portion thereof) (in each case carried out to three decimal points).
(d)If the Grantee’s employment with the Company and all of its affiliates terminates prior to a Vesting Date for any reason other than those described in subsections (b), (c) and (e) of this Section 5, the then-unvested portion of the Award shall be forfeited to the Company, automatically upon such termination of the Grantee’s employment, without further action required by the Company, and no portion of the Award shall thereafter vest.
(e)If the Grantee is also a member of the Board of Directors of the Company (the “Board”) and the Grantee’s employment with the Company and all of its affiliates terminates before a Vesting Date, but the Grantee remains a Director, the Grantee’s service on the Board will be considered employment with the Company, and the Grantee’s Award will continue to vest while the Grantee’s service on the Board continues. Any subsequent termination of service on the Board will be considered termination of employment and vesting will be determined as of the date of such termination of service; provided, that, to the extent the Grantee would receive more favorable treatment under any of the previous subsections of this Section 5, the Grantee shall be entitled to whichever treatment is more favorable to the Grantee.
(f)General.
(1)The foregoing provisions of this Section 5 related to treatment of RSUs shall be subject to the provisions of any written employment or severance agreement that has been or may be executed by the Grantee and the Company or any of its affiliates, or any written severance plan adopted by the Company or any of its affiliates in which the Grantee is a participant, to the extent such provisions provide treatment concerning vesting of an award upon or ollowing a termination of employment that is more favorable to the Grantee than the treatment described in this Section 5, and such more favorable provisions in such agreement or plan shall supersede any inconsistent or contrary provision of this Section 5. For the avoidance of doubt, to the extent any such agreement or plan provides for treatment concerning vesting upon or following a termination of employment that conflicts with the treatment described in this Section 5, the Grantee shall be entitled to the treatment more favorable to the Grantee.
(2)As a condition to receiving benefits upon retirement under this Section 5, the Grantee must sign and return a separation agreement and general release, in the form substantially similar to that required of similarly-situated employees of the Company, within 45 days after the termination of Grantee’s employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed 60 days following termination of Grantee’s employment). Such release may require repayment of any benefits under this Section 5 if Grantee is later found to have committed acts that would have justified a termination for cause.
6.Adjustment of Performance-Based RSUs. The number of RSUs subject to the Award that are Performance-Based RSUs as described in the Award Notice shall be adjusted by the Committee after the end of the applicable performance period in accordance with the performance criteria set forth in Exhibit B to this Agreement. Any Performance-Based RSUs that vest in accordance with Section 5(b) prior to the date the Committee determines the level of performance goal achievement applicable to such RSUs shall not be adjusted.
7.Settlement of Award. If the Grantee becomes vested in the Award in accordance with Section 5, the Company shall pay to the Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, either a number of shares of Common Stock equal to the number of vested RSUs and dividend equivalents credited to the Grantee’s RSU Account in respect of such vested RSUs, or cash equal to the Fair Market Value of such shares of Common Stock and dividend equivalents credited to the Grantee’s RSU Account in respect of such vested RSUs on the date of vesting, as adjusted in accordance with Section 6, if applicable, or a combination thereof. Such shares and/or cash shall be delivered/paid to the Grantee in a single sum within 30 days following the first of the following to occur on or following the vesting (as determined under Section 409A of the Code) of such RSUs:
(a)The applicable RSU Vesting Date (as defined in Exhibit A);
(b)the Grantee’s death;
(c)the Grantee’s disability;
(d)the Grantee’s separation from service, provided that such separation from service occurs within two years following a permissible date of distribution under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder; or
(e)a Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 7 as though such Change in Control had not occurred.
8.Withholding Taxes. The Company shall withhold from any payment made to the Grantee in cash an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. In the case of a payment made in shares of Common Stock, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any shares. Payment of such taxes shall be made by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld.
9.Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, except when and to the extent the Award is settled in shares of Common Stock.
10.Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or upon written request from the Grantee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Grantee (or his personal representative, beneficiary or estate).
11.Award Not Transferable. The Award may not be transferred other than by last will and testament or the applicable laws of descent or distribution or pursuant to a valid domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.

12.Administration. The Award shall be administered in accordance with such regulations as the Compensation and Human Capital Committee of the Board of Directors of the Company (or any successor committee) and/or any subcommittee thereof that is duly appointed to administer awards under the Plan (the “Committee”), shall from time to time adopt.
13.Section 409A Compliance; Tax Matters.
(a)To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)In the event that any taxes described in Section 8 of this Agreement are due prior to the distribution of shares of Common Stock or cash underlying the RSUs, then the Grantee shall be required to satisfy the tax obligation in cash.
(c)Notwithstanding any provision of this Agreement, the Grantee shall be solely responsible for the tax consequences related to this Award, and neither the Company nor its affiliates shall be responsible if the Award fails to comply with, or be exempt from, Section 409A of the Code.
14.Restrictive Covenants.
(a)Definitions. The following definitions apply in this Agreement:
(1)“Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed by the Grantee. Confidential Information includes, but is not limited to: project files; product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.
(2)“Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.
(3)Neither Confidential Information nor Trade Secrets include general skills or knowledge, or skills which the Grantee obtained prior to the Grantee’s employment with the Company.
(4)“Tangible Company Property” means: documents; reports; drawings; diagrams; summaries; photographs; designs; specifications; formulae; samples; models; research and development information; prototypes; tools; equipment; proposals; files; supplier information; and all other written, printed, graphic or electronically stored matter, as well as computer software, hardware, programs, disks and files, and any supplies, materials or tangible property that concern the Company’s business and that come into the Grantee’s possession by reason of the Grantee’s employment, including, but not limited to, any Confidential Information and Trade Secrets contained in tangible form.
(5) “Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or foreseeable business interests of the Company or resulting from any work performed by the Grantee for the Company. Inventions include, but are not limited to, methods, devices, products, techniques, laboratory and field practices and processes, and improvements thereof and know-how related thereto, as well as any copyrightable materials and any trademark and trade name whether or not subject to trademark protection. Inventions do not include any invention that does not relate to the Company’s business or anticipated business or that does not relate to the Grantee’s work for the Company and which was developed entirely on the Grantee’s own time without the use of Company equipment, supplies, facilities or Confidential Information or Trade Secrets.
(b)Confidentiality
(1)During the Grantee’s employment and for a period of five (5) years thereafter, regardless of whether the Grantee’s separation is voluntary or involuntary or the reason therefor, the Grantee shall not use any Tangible Company Property, nor any Confidential Information or Trade Secrets, that comes into the Grantee’s possession in any way by reason of the Grantee’s employment, except for the benefit of the Company in the course of the Grantee’s employment by it, and not in competition with or to the detriment of the Company. The Grantee also will not remove any Tangible Company Property from premises owned, used or leased by the Company except as the Grantee’s duties shall require and as authorized by the Company, and upon termination of the Grantee’s employment, all Confidential Information, Trade Secrets, and Tangible Company Property (including all paper and electronic copies) will be turned over immediately to the Company, and the Grantee shall retain no copies thereof.
(2)During the Grantee’s employment and for so long thereafter as such information is not generally known to the public, through no act or fault attributable to the Grantee, the Grantee will maintain all Trade Secrets to which the Grantee has received access while employed by the Company as confidential and as the property of the Company.
(3)The foregoing means that the Grantee will not, without written authority from the Company, use Confidential Information or Trade Secrets for the benefit or purposes of the Grantee or of any third party, or disclose them to others, except as required by the Grantee’s employment with the Company or as authorized above.
(4)     Nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(5)    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
(c)Inventions and Designs
(1)The Grantee will promptly disclose to the Company all Inventions that the Grantee develops, either alone or with others, during the period of the Grantee’s employment. All inventions that the Grantee has developed prior to this date have been identified by the Grantee to the Company. The Grantee shall make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.
(2)The Grantee hereby assigns any right and title to any Inventions to the Company.
(3)With respect to Inventions that are copyrightable works, any Invention the Grantee creates will be deemed a “work for hire” created within the scope of the Grantee’s employment, and such works and copyright interests therein (and all renewals and extensions thereof) shall belong solely and exclusively to the Company, with the Company having sole right to obtain and hold in its own name copyrights or such other protection as the Company may deem appropriate to the subject matter, and any extensions or renewals thereof. If and to the extent that any such Invention is found not to be a work-for-hire, the

Grantee hereby assigns to the Company all right and title to such Invention (including all copyrights and other intellectual property rights therein and all renewals and extensions thereof).
(4)The Grantee agrees to execute all papers and otherwise provide assistance to the Company to enable it to obtain patents, copyrights, trademarks or other legal protection for Inventions in any country during, or after, the period of the Grantee’s employment. Such assistance shall include but not be limited to preparation and modification (or both) of patent, copyright or trademark applications, preparation and modification (or both) of any documents related to perfecting the Company’s title to the Inventions, and assistance in any litigation which may result or which may become necessary to obtain, assert, or defend the validity of any such patent, copyright or trademark or otherwise relates to such patent, copyright or trademark.
(d)Non-Solicitation. Throughout the Grantee’s employment and for twelve (12) months thereafter, the Grantee agrees that the Grantee will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom the Grantee has had contact for the purpose of performing the Grantee’s job duties and responsibilities, in the countries in which the Grantee was employed or had responsibility for managing in the last 2 years of Grantee’s employment); or (ii) customers or actively-sought prospective customers of the Company to purchase from another person or entity products and services that are the same as or similar to those offered and provided by the Company in the last two (2) years of the Grantee’s employment (“Competitive Products”) and about which the Grantee holds Confidential Information or Trade Secrets (this restriction is limited to customers or actively-sought prospective customers with whom the Grantee has material contact through performance of the Grantee’s job duties and responsibilities or through otherwise performing services on behalf of the Company, in the countries in which the Grantee was employed or had responsibility for managing in the last 2 years of Grantee’s employment).
(e)Non-Competition. Throughout the Grantee’s employment and for twelve (12) months thereafter, whether terminated for any reason or no reason, Grantee will not perform the same or substantially the same job duties on behalf of a business or organization that competes with any line of business of the Company for which Grantee has provided substantial services; provided, however, that for the purpose of this paragraph “line of business” shall exclude any product line or category that accounts for less than two percent (2%) of the consolidated net sales of the Company or the Grantee’s new employer during the last completed fiscal year prior to the termination of employment. Because the Company’s business is worldwide in scope, it is reasonable for this restriction to apply in every state in the United States and in every other country in which Competitive Products under such line of business were or are sold or marketed.
Provided, this Non-Competition clause is void and inapplicable to Grantees employed by the Company in the following locations: the State of California, the State of Minnesota, the State of Washington, the District of Columbia, and any other jurisdiction which prohibits non-competition restrictions, as well as to Grantees who were employed by the Company in these jurisdictions after January 1, 2022 regardless of whether or not Grantee continues to live or work in these jurisdictions. Further, the

Company will not seek to enforce this Non-Competition clause against Grantees in California in the future, regardless of where the Grantee lived or worked.
(f)Non-Disparagement. Throughout the Grantee’s employment and for twelve (12) months thereafter, whether terminated for any reason or no reason, the Grantee agrees not to make defamatory, malicious or deliberately untruthful statements regarding the Company or its affiliated companies and its and their officers, directors, and employees, or its and their products, or to otherwise act in any manner that would damage the business reputation of the same. Nothing in this non-disparagement provision is intended to limit the Grantee’s ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.
(g)Enforcement.
(1)The Grantee acknowledges and agrees that: (i) the restrictions provided in this Section 14 of the Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to the Grantee under this Agreement; and (ii) the Grantee’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.
(2)The Grantee also recognizes and agrees that should the Grantee fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. The Grantee therefore agrees that in the event of the breach or threatened breach by the Grantee of any of the terms and conditions of Section 14 of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. The Grantee additionally agrees that if the Grantee is found to have breached any covenant in this Section 14 of the Agreement, the time period provided for in the particular covenant will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Section 14 of the Agreement.
(3)Grantee may transfer between Newell Brands subsidiaries, Divisions or brands and/or assume different job duties during employment. In that case, these Confidentiality and Non-Solicitation provisions shall automatically be assigned to any other Company employer without any further action by Grantee and without any additional consideration for this Agreement to be enforceable against Grantee by Company.
15.Data Privacy Consent. The Grantee hereby consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by the Company and its affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Grantee understands that the Company and its affiliates hold certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, Social Security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock or stock units awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares or other award acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that the Grantee may contact his or her local human resources representative.
16.Incentive Compensation Recoupment Policy. The Grantee acknowledges and agrees that the terms and conditions set forth in the Company’s Executive Compensation Recoupment Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in this Agreement by reference.  To the extent the Clawback Policy is applicable to the Grantee, it creates additional rights for the Company with respect to this award of Performance-Based RSUs, if any, shares of Common Stock received upon the settlement of any such Performance-Based RSUs, and other applicable compensation, including, without limitation, annual cash incentive compensation awards granted to the Grantee by the Company.  Notwithstanding any provisions in this Agreement to the contrary, any award of Performance-Based RSUs granted under the Plan, shares received upon the settlement of Performance-Based RSUs granted under the Plan, and such other applicable compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Clawback Policy, as applicable, and any other policies that are adopted by the Company, whether to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto.  By accepting the Award and pursuant to this Agreement, the Grantee consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Grantee is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup the Performance-Based RSUs and shares of Common Stock received upon the settlement of the Performance-Based RSUs, or any other applicable compensation, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy.  Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Grantee of any such amounts, including from the Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
17.Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Award and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
18.Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. The Grantee agrees to submit to personal jurisdiction in the Delaware federal and state courts, and all suits arising between the Company and the Grantee must be brought in said Delaware courts, which will be the sole and exclusive venue for such claims.
19.Acknowledgment. BY ACCEPTING THE AWARD, THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE HAS READ, UNDERSTOOD AND AGREES TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT THE GRANTEE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT THE GRANTEE’S EXPENSE PRIOR TO ACCEPTING THE AWARD.
NEWELL BRANDS INC.

By: /s/ Bradford R. Turner
Title: Chief Legal and Administrative Officer and Corporate Secretary

EXHIBIT A – Vesting
This Award may include Time-Based RSUs, Performance-Based RSUs or both. The terms of the vesting of the RSUs issued pursuant to this Agreement are selected below, which may differ from the vesting terms for previous or future RSU awards.

Time-Based RSUs. Except as otherwise set forth in the Agreement, the Grantee shall become vested in his or her Award of Time-Based RSUs as indicated by checkmark below (in each case, the applicable Vesting Date set forth below is an “RSU Vesting Date”):

☐Cliff Vesting:

☐One-year: Upon the first anniversary of the Award Date if the Grantee remains in continuous employment with the Company or an affiliate of the Company until such Vesting Date.

☐Two-year: Upon the second anniversary of the Award Date if the Grantee remains in continuous employment with the Company or an affiliate of the Company until such Vesting Date.

☐Three-year: Upon the third anniversary of the Award Date if the Grantee remains in continuous employment with the Company or an affiliate of the Company until such Vesting Date.

☐Other __________.

⊠Ratable Vesting:

☐Two-year: With respect to one‐half of the Award of Time‐Based RSUs (rounded down to the nearest whole share), on the first anniversary of the Award Date; with respect to the remainder of the Award of Time‐Based RSUs, on the second anniversary of the Award Date; in each case if the Grantee remains in continuous employment with the Company or an affiliate of the Company until such Vesting Date.

⊠Three-year: With respect to one-third of the Award of Time-Based RSUs (rounded down to the nearest whole share), on the first anniversary of the Award Date; with respect to one-third of Award of Time-Based RSUs (rounded down to the nearest whole share), on the second anniversary of the Award Date; and with respect to the remainder of the Award of Time-Based RSUs, on the third anniversary of the Award Date; in each case if the Grantee remains in continuous employment with the Company or an affiliate of the Company until each such Vesting Date.

☐Other __________.

Performance-Based RSUs. Except as otherwise set forth in the Agreement, the Grantee shall become vested in his or her Award of Performance-Based RSUs as indicated by checkmark below (in each case, the applicable Vesting Date set forth below is an RSU Vesting Date):

☐One-year: Upon the first anniversary of the Award Date if the Grantee remains in continuous employment with the Company or an affiliate of the Company until such Vesting Date, to the extent the performance criteria applicable to such Performance-Based RSUs, set forth in Exhibit B to this Agreement, are satisfied.

☐Two-year: Upon the second anniversary of the Award Date if the Grantee remains in continuous employment with the Company or an affiliate of the Company until such Vesting Date, to the extent the performance criteria applicable to such Performance-Based RSUs, set forth in Exhibit B to this Agreement, are satisfied.

⊠Three-year: Upon the third anniversary of the Award Date if the Grantee remains in continuous employment with the Company or an affiliate of the Company until such Vesting Date, to the extent the performance criteria applicable to such Performance-Based RSUs, set forth in Exhibit B to this Agreement, are satisfied.

☐Other __________

If there is no selection as to vesting conditions above, then all Time-Based RSUs will be subject to Cliff Vesting, Three-year, and all Performance-Based RSUs will be subject to Three-year vesting as described above.

EXHIBIT B – Performance Conditions for Performance-Based RSUs

1.Following the completion of the three-year performance period commencing January 1, 2025 and ending December 31, 2027 (the “Performance Period”), the Committee will determine the extent to which each of the Performance Goals related to Annual Adjusted EPS Performance and Free Cash Flow Productivity as described below have been achieved. The total payout percentage applicable to the Award (the “Award Payout Percentage”) shall be the average (rounded to one decimal place) of the payout percentages for these two equally weighted metrics, calculated in accordance with Section 2 and Section 3 of this Exhibit. The number of Performance-Based RSUs subject to the Award will be multiplied by the Award Payout Percentage to determine the adjusted number of Restricted Stock Units, and thus the number of shares of Common Stock or amount of cash equivalents, to be issued upon vesting pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant. Notwithstanding the foregoing, the Award Payout Percentage shall not exceed a maximum of two hundred percent (200%).
2.Annual Adjusted EPS Performance

a.The payout percentage for Annual Adjusted EPS Performance shall equal the average of the payout percentages determined for each fiscal year within the Performance Period. The payout percentage applicable to each fiscal year shall be determined in accordance with those Annual Adjusted EPS Performance targets and payout percentages established by the Committee for the Award. The targets and payout percentages for the first year of the Performance Period will be expressed in terms of Adjusted EPS for the full year. The targets and payout percentages for the second and third years of the Performance Period will be expressed in terms of Annual Adjusted EPS Growth Rates.
b.The Annual Adjusted EPS Growth Rate will be the percentage annual increase in Adjusted EPS for each applicable fiscal year of the Performance Period. To calculate the Annual Adjusted EPS Growth Rate, Adjusted EPS for the applicable year shall be measured against the Adjusted EPS for the respective preceding fiscal year.
c.Adjusted EPS is the Company’s reported Earnings Per Share, as determined in accordance with Generally Accepted Accounting Principles, excluding the impact of items which the Company normalizes or adjusts for public reporting (collectively, “Normalized Items”). Normalized Items include restructuring and restructuring-related expenses; costs related to the extinguishment of debt; impairment charges; pension curtailment and settlement charges; gains, losses and expenses associated with the divestiture of a business unit or line of business, costs related to the acquisition, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, certain inflationary adjustments, certain tax benefits and charges and other items normalized or adjusted for public reporting. The Adjusted EPS calculation shall also exclude any unbudgeted transactional and financing costs and incremental interest expense resulting from refinancing a significant portion of the Company’s long-term debt prior to maturity during the Performance Period.
3.    Cash Flow Productivity

a.The payout percentage for Free Cash Flow Productivity shall equal the average of the payout percentages determined for each fiscal year within the Performance Period. The payout percentage applicable to each fiscal year shall be determined in accordance with the Free Cash Flow Productivity targets and payout percentages established by the Committee for the Award.
b.Free Cash Flow Productivity (%) is defined as Free Cash Flow divided by Adjusted Net Income for the relevant one-year period, expressed as a percentage.
i.Free Cash Flow is defined as the Company’s reported operating cash flow as determined in accordance with Generally Accepted Accounting Principles, less capital expenditures, subject to the adjustments described below. Free Cash Flow shall exclude the impact of cash costs related to the extinguishment of debt; debt and equity related financing costs; cash tax payments associated with the sale of a business unit or line of business and cash expenditures associated with the acquisition, integration or divestiture of business units or lines of business.
ii.Adjusted Net Income is the Company’s reported net income, as determined in accordance with Generally Accepted Accounting Principles, excluding the impact of Normalized Items, less tax-effected restructuring and restructuring-related cash expenditures.
iii.The calculation of Free Cash Flow and Adjusted Net Income shall exclude the impact of other items significantly affecting the calculation of Free Cash Flow Productivity that are not indicative of the Company’s core operating results for the relevant period and affect the comparability of underlying results from period to period, as determined by the Committee.
iv.In the event that Adjusted Net Income is less than or equal to $1, it shall be deemed to be $1 for purposes of calculating Free Cash Flow Productivity.

4.General
a.The payout percentage for Annual Adjusted EPS Performance and Free Cash Flow Productivity and applicable to each year of the Performance Period shall range from a minimum of zero percent (0%) to a maximum of two hundred percent (200%) based on actual performance relative to targets. For any actual performance figure which falls between two defined payment thresholds, the payout shall be determined by straight-line interpolation. Any actual performance figure which falls below the 0% payout level for any performance metric will result in a payout percentage of zero for such metric applicable to that year.
b.The applicable target(s) or actual performance calculation(s) for annual Adjusted EPS Performance and/or Free Cash Flow Productivity for each year of the Performance Period will be adjusted, fairly and appropriately, to reflect the impact of any of the following events (each, an Adjustment Event”) on the Company’s results relative to such metric(s) in such year: (i) the divestiture of a business unit or line of business, taking into account the budgeted or expected results for such business unit or line for any applicable period, unabsorbed overhead resulting from the divestiture, transition service fee recovery and/or the use of proceeds, as applicable; (ii) the acquisition of a business unit or line of business, taking into account the management estimates as communicated to the Board of Directors (or management, as applicable) in support of the acquisition approval request and any related interest expense, share issuance or financing cost; (iii) any change in tax laws or accounting standard enacted during the performance period (and not contemplated in the forecast underlying the targets); (iv) any significant, unbudgeted net impact of tariff changes on Adjusted EPS during the first year of the Performance Period; (v) any significant, unbudgeted translational foreign exchange impact on Adjusted EPS during the first year of the Performance Period; and/or (vi) any natural disaster, act of God, government act, disease, hostilities or similar force majeure event that significantly affects the Company’s performance. The purpose of an adjustment due to the occurrence of Adjustment Event is to keep the probability of achieving the applicable goals substantially the same as if such Adjustment Event had not occurred or had not impacted the Company’s results. The amount of any such adjustment shall be approved by the Committee in its good faith determination in accordance with the provisions of this paragraph.